Exhibit 99.1


Maxtor Names Charles M. Boesenberg To Its Board Of Directors
MILPITAS, Calif., January 10, 2003 - Maxtor Corporation (NYSE: MXO) today announced that it has named Charles M. Boesenberg to its Board of Directors. Mr. Boesenberg, 54, is the chairman, president and chief executive officer of NetIQ Corporation (Nasdaq: NTIQ), a leading provider of systems management, security management and web analytics solutions.

Prior to joining NetIQ in January 2002, he was the president and chief executive officer of Integrated Systems Inc., a provider of embedded systems software for a broad range of industries. In addition to these positions, Mr. Boesenberg had held senior executive positions at IBM and Apple and had served as president and chief executive officer of Central Point Software and Magellan.

"We are pleased to have such a strong industry leader as Chuck
Boesenberg join the Maxtor Board," said Dr. C.S. Park, Chairman of the Board. "We believe his broad knowledge of the industry and extensive management and board experience will be a significant asset to Maxtor."

His appointment brings the total number of directors on the Maxtor board to seven.

About Maxtor

Maxtor Corporation (www.maxtor.com) is one of the world's leading suppliers of hard disk drives and data storage solutions. The company has an expansive line of storage products for desktop computers, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader, built by providing consistent high-quality products, and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the New York Stock Exchange under the symbol MXO.